UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 24, 2009

AMERICAN BIO MEDICA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	0-28666	14-1702188
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY	12106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  518-758-8158

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.  NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On March 24, 2009, American Bio Medica Corporation (“ABMC” or the “Company”) received notice from the NASDAQ OMX Group (“NASDAQ”) stating that NASDAQ has determined to further extend it suspension of the bid price and market value of publicly held shares requirement. Enforcement of the rules is now scheduled to resume on Monday, July 20, 2009.

All companies in a compliance period for a bid price or market value of publicly held shares concern will continue to be “frozen” and remain at that same stage of the process with respect to the rules.  The Company can regain compliance, either during the suspension or during the compliance period resuming after the suspension, by achieving a $1.00 closing bid price for a minimum of 10 consecutive trading days.

Prior to the resumption of the rules, NASDAQ has stated they will contact the Company and inform them of the number of calendar days remaining in our compliance period and the specific date by which the Company needs to regain compliance. NASDAQ also stated that they will continue to monitor circumstances closely.

NASDAQ previously informed the Company on December 22, 2008 and October 30, 2008, that given the extraordinary market conditions, NASDAQ had decided to suspend enforcement of the bid price and market value of publicly held shares requirements through April 20, 2009 and through January 16, 2009, respectively.

Although NASDAQ has not provided ABMC with a new compliance date, since ABMC had 22 calendar days remaining in its compliance period for its bid price deficiency prior to NASDAQ’s suspension, ABMC estimates they will have until on or about August 18, 2009 to regain compliance. The NASDAQ notice has no effect on the listing of ABMC’s common stock on The NASDAQ Capital Market at this time.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

The following exhibit is filed with this report on Form 8-K

Exhibit 99.1 – American Bio Medica Corporation Press Release issued March 27, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: March 27, 2009	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse Vice President & Chief Compliance Officer Corporate Secretary